UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2023

BLUE RIDGE BANKSHARES, INC.

(Exact name of Registrant as Specified in Its Charter)

Virginia	001-39165	54-1838100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1807 Seminole Trail Charlottesville, Virginia	22901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (540) 743-6521

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	BRBS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2023, Brian K. Plum, President and Chief Executive Officer of Blue Ridge Bankshares, Inc. (the “Company”), notified the Company of his resignation as President and Chief Executive Officer and as a director of the Company, effective on such date.

In connection with the foregoing, the Board of Directors of the Company appointed G. William Beale, the current Chief Executive Officer of the Company’s wholly-owned subsidiary, Blue Ridge Bank, National Association (the “Bank”), as President and Chief Executive Officer of the Company, effective July 12, 2023. Mr. Beale was also appointed to the Board of Directors of the Company effective July 12, 2023, as well as its Executive Committee.

Mr. Beale, age 73, joined the Bank as its Chief Executive Officer on May 7, 2023. He previously served as the President and Chief Executive Officer of Community Bankers Bank, based in Chesterfield, Virginia from November 2018 to July 2020. From May 1989 to March 2017, Mr. Beale was employed at Union Bank & Trust (now known as Atlantic Union Bank) and was appointed its Chief Executive Officer in 1991.

On May 7, 2023, and in connection with Mr. Beale’s appointment as the Bank’s Chief Executive Officer, the Bank entered into an employment agreement with Mr. Beale. Pursuant to the agreement, in addition to such appointment Mr. Beale is to serve as a member of the board of directors of the Bank. The agreement provides for a two-year term that will expire on May 7, 2025; provided, that on May 7, 2025 and on each May 7th thereafter, the term of the agreement will be automatically extended for an additional one-year period unless either party gives written notice of nonrenewal at least 90 days before the end of the then-current term. Under the agreement, Mr. Beale will receive a minimum base salary of $547,000 per year, and will have the opportunity to earn annual cash bonus payments of up to 40% of his base salary based on metrics, standards and parameters established by the board of directors of the Bank. Mr. Beale will also be entitled to an annual long-term incentive award of up to 60% of his base salary.

The approval of at least two-thirds of the Bank’s board of directors is required for the Bank to terminate Mr. Beale. In the event Mr. Beale is terminated for “cause” (as such term is defined in the agreement), he will generally be entitled to receive compensation and benefits only through the date of termination. The agreement provides for additional compensation and benefits in the event his employment is terminated by the Bank without cause or by him for “good reason” (as such term is defined in the agreement). In such cases, Mr. Beale will be entitled to receive each month for the greater of (x) three months or (y) 12 months less the number of full or partial months from May 7, 2023 through the date of termination (i) the monthly portion of his current annual base salary, (ii) an amount equal to 1/12 of the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which his employment terminates, and (iii) a welfare continuance benefit. The agreement provides for alternative compensation and benefits in the event his employment is terminated by the Company without cause or by him for good reason within one year after a “change in control” (as such term is defined in the agreement) of the Company. In such cases, Mr. Beale will be entitled to receive (i) any unpaid base salary through the date of termination, (ii) a welfare continuance benefit, and (iii) a lump sum cash payment equal to the number of months remaining in the then current employment term times the sum of (A) his monthly base salary as of the date of termination or, if greater, the highest monthly base salary in effect in the three months immediately prior to the date of the change in control, and (B) 1/12 of his highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which his employment terminates. Mr. Beale’s entitlement to the foregoing severance payments is subject to his execution of a release and waiver of claims against the Bank and his compliance with the restrictive covenants provided in the employment agreement. The agreement also provides that the compensation and benefits to which Mr. Beale may be entitled in connection with a termination following a change in control will be reduced to the amount that does not trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986. No reduction, however, will be made and Mr. Beale will be responsible for all excise and other taxes if his after-tax position with no cutback exceeds his after-tax position with a cutback.

The agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition covenant continues for a period of three months following the termination of Mr. Beale’s employment for any reason and the non-solicitation covenant continues for a period of 12 months following the termination of Mr. Beale’s employment for any reason, provided that in the event Mr. Beale is terminated for cause, the non-competition covenant is operative only if the Bank agrees to continue to pay his base salary during such non-competition period.

The foregoing summary description of Mr. Beale’s employment agreement is qualified in its entirety by reference to the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE BANKSHARES, INC.

Dated: July 17, 2023	By:	/s/ Judy C. Gavant
Judy C. Gavant
Executive Vice President and Chief Financial Officer

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